PRESS RELEASE
--------------------------------------------------------------------------------


L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

                              L. B. FOSTER COMPANY

                          REPORTS STRONG SECOND QUARTER

                    RESULTING IN 93% INCREASE IN INCOME FROM

                              CONTINUING OPERATIONS

PITTSBURGH, PA, July 28, 2006 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported that its second quarter earnings per diluted share from continuing operations increased to $0.29 from $0.15, a 93% increase, the sixth consecutive quarter the Company has recorded an earnings increase over the prior year.

2006 Second Quarter Results

In the second quarter of 2006, L. B. Foster had earnings per diluted share of 28 cents and net income of $3.0 million compared to 15 cents per diluted share and net income of $1.6 million in the second quarter of 2005. The $0.1 million loss from discontinued operations reflects the winding down of our former Geotechnical Division, which was sold in the first quarter of 2006. Diluted earnings per share from continuing operations were 29 cents on earnings of $3.1 million compared to 15 cents on earnings of $1.6 million in 2005.

Net sales increased 9% to $99.3 million compared to $90.7 million in the prior year quarter.

Gross profit margin was 13.5%, up 230 basis points from the prior year quarter primarily as a result of increased billing margins.

Selling and administrative expenses increased $1.3 million or 18% over last year's quarter due primarily to employee related costs and benefit expenses. Second quarter interest expense increased $0.3 million over the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to an increase in working capital requirements as well as higher than typical capital investments made during the past three quarters. The Company's income tax rate from continuing operations was 29.0% in the second quarter compared to 34.6% in the prior year quarter. The lower tax rate in 2006 is the result of releasing a portion of the valuation allowance provided for state net operating losses due to a change in the Company's estimate of its ability to utilize those net operating losses in future periods.

"Construction Products and Rail Products continued to deliver strong sales and more importantly, improved gross profit margins. Our concrete tie business results improved again due to strong activity at our Spokane facility. Our precast buildings business also contributed significantly improved margins on moderately increased sales and our Fabricated Products Division continued its improvement over last year's second quarter as well as the first quarter of this year," remarked Stan Hasselbusch, President and Chief Executive Officer. "We are pleased to report that our recently refurbished Grand Island facility continued to increase tie production to anticipated levels. Additionally, our Tucson concrete tie facility has recently commenced test-casting of concrete ties and will continue to work through mix design and mechanical issues as it prepares for commissioning in the September to October time frame," added Mr. Hasselbusch.

2006 First Half Results

In the first half of 2006, L.B. Foster had income from continuing operations of $4.3 million or 40 cents per diluted share compared to $2.2 million or 21 cents per diluted share for the first six months of 2005. Income from discontinued operations for the first half of 2006 was $2.6 million which includes the gain on the sale of our former Geotechnical Division of $3.0 million, reduced by a $0.4 million loss from operations and wind down costs. The discontinued operations income tax provision was favorably affected by the release of a valuation allowance recorded in 2003 related to a capital loss carryforward.

Net sales for the first six months of 2006 increased 16% to $183.5 million compared to $158.3 million in 2005. Gross profit margin was 12.7%, up 160 basis points from the first six months of 2005, primarily as a result of increased billing margins.

Selling and administrative expenses increased $2.5 million or 18% over the same prior year period due primarily to employee related costs and benefit expenses. Interest expense increased $0.5 million over the prior year due to increased interest rates and increased borrowings. The Company's income tax rate from continuing operations was 30.6% compared to 33.5% in the prior year due to the same reasons stated in the first quarter discussion.

Cash used from operations was approximately $14 million for the first half of 2006, due to an expected ramp up in activity in anticipation of a seasonally strong spring/summer period. Capital expenditures for the same period were $8.7 million as we continued to progress toward completion of the Tucson concrete tie facility and substantially completed our new rail products manufacturing facility in Pueblo, Co.

Mr. Hasselbusch concluded, "Overall business activity remains strong and is reflected in our first quarter order bookings. Bookings for the first half were $243 million, 32% higher than the same period last year. Backlog at June 30, 2006 was $159 million, which was 60% higher than last year."

L. B. Foster Company will conduct a conference call and webcast to discuss its second quarter operating results on Friday, July 28, 2006 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling and rail products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)


                                                                            Three Months Ended                Six Months Ended
                                                                                 June 30,                         June 30,
                                                                         -------------------------        --------------------------
                                                                            2006            2005             2006             2005
                                                                         -------------------------        --------------------------
                                                                                (Unaudited)                      (Unaudited)
NET SALES                                                                 $  99,313        $ 90,712        $ 183,468      $ 158,345

COSTS AND EXPENSES:
Cost of goods sold                                                           85,868          80,577          160,219        140,873
Selling and administrative
  expenses                                                                    8,685           7,348           16,416         13,878
Interest expense                                                                858             573            1,523            997
Other income                                                                   (433)           (227)            (864)          (727)
                                                                          ---------        --------        ---------      ---------
                                                                             94,978          88,271          177,294        155,021
                                                                          ---------        --------        ---------      ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                         4,335           2,441            6,174          3,324

INCOME TAXES                                                                  1,256             844            1,889          1,112
                                                                          ---------        --------        ---------      ---------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                                 3,079           1,597            4,285          2,212

DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS                                     (118)              2            2,701             26
INCOME TAX (BENEFIT) EXPENSE                                                    (21)              1              120             12
                                                                          ---------        --------        ---------      ---------
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX                          (97)              1            2,581             14

NET INCOME                                                                $   2,982        $  1,598        $   6,866      $   2,226
                                                                          =========        ========        =========      =========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                              $    0.30        $   0.16        $    0.42      $    0.22
  FROM DISCONTINUED OPERATIONS                                                (0.01)           0.00             0.25           0.00
                                                                          ---------        --------        ---------      ---------
BASIC EARNINGS PER COMMON SHARE                                           $    0.29        $   0.16        $    0.67      $    0.22
                                                                          =========        ========        =========      =========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                              $    0.29        $   0.15        $    0.40      $    0.21
  FROM DISCONTINUED OPERATIONS                                                (0.01)           0.00             0.24           0.00
                                                                          ---------        --------        ---------      ---------
DILUTED EARNINGS PER COMMON SHARE                                         $    0.28        $   0.15        $    0.64      $    0.21
                                                                          =========        ========        =========      =========
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                                          10,372          10,085           10,284         10,076
                                                                          =========        ========        =========      =========
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                                        10,802          10,409           10,729         10,402
                                                                          =========        ========        =========      =========

       L. B. Foster Company and Subsidiaries
             Consolidated Balance Sheet
                     ($ 000's)

                                                   June 30,         December 31,
                                                    2006                2005
                                                 -----------       -------------
ASSETS                                           (Unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                             $     1,401     $      1,596
   Accounts and notes receivable:
      Trade                                             54,737           44,087
      Other                                                510            1,354
   Inventories                                          74,855           67,044
   Current deferred tax assets                           1,779            1,779
   Other current assets                                  1,570              703
   Current assets of discontinued operations                 0            3,867
                                                   -----------     ------------
                Total Current Assets                   134,852          120,430
                                                   -----------     ------------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                      47,195           38,761
   Goodwill                                                350              350
   Other intangibles - net                                 104              144
   Investments                                          16,181           15,687
   Deferred tax assets                                   1,214            1,183
   Other non-current assets                                398              177
   Assets of discontinued operations                         0            1,554
                                                   -----------     ------------
                 Total Other Assets                     65,442           57,856
                                                   -----------     ------------

                                                   $   200,294     $    178,286
                                                   ===========     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt            $     2,200     $      1,759
   Short-term borrowings                                 6,558            5,881
   Accounts payable-trade and other                     40,752           41,087
   Accrued payroll and employee benefits                 4,854            5,875
   Current deferred tax liabilities                      4,845            4,845
   Other accrued liabilities                             1,732            3,128
   Current liabilities of discontinued operations          399            1,760
                                                   -----------     ------------
                Total Current Liabilities               61,340           64,335
                                                   -----------     ------------

LONG-TERM BORROWINGS                                    32,884           20,848
                                                   -----------     ------------
OTHER LONG-TERM DEBT                                    10,287            8,428
                                                   -----------     ------------
DEFERRED TAX LIABILITIES                                 1,615            1,615
                                                   -----------     ------------
OTHER LONG-TERM LIABILITIES                              3,561            3,071
                                                   -----------     ------------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                    105              102
   Paid-in Capital                                      39,227           35,598
   Retained Earnings                                    52,179           45,313
   Treasury Stock                                            0             (126)
   Accumulated Other Comprehensive Loss                   (904)            (898)
                                                   -----------     ------------
               Total Stockholders' Equity               90,607           79,989
                                                   -----------    -------------

                                                  $    200,294    $     178,286
                                                  ============    =============